Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Third Quarter 2013 Results

Key Highlights:

Exhibit 99.1 5835 Peachtree Corners East, Suite D Norcross, GA 30092 FOR IMMEDIATE RELEASE
International distributors added for LuViva® Advanced Cervical Scan
•	Successful completion of warrant exchange offer
•	FDA response expected to be filed before year end
•	Focused on reducing monthly burn rate
•	Company remains on track for breakeven operations in 2014

Norcross, GA (November 14, 2013) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the third quarter and nine months ended September 30, 2013.

Revenue and other income for the third quarter of 2013 was approximately $89,000, including $58,000 in sales of LuViva® devices and disposables, with the remainder of revenue representing contract and grant income. This compares to revenue of approximately $693,000 in the third quarter of 2012, of which $43,000 represented sales of devices and disposables. Revenue for the first nine months of 2013 was $474,000, including $306,000 in sales of LuViva device and disposables. Revenue in the first nine months of 2012 was $2.3 million, of which $72,000 represented sales of devices and disposables.

Contract and grant income declined year over year for both periods, primarily due to bringing the worldwide rights to the Company’s esophageal cancer detection technology back in house. The Company also recognized other income related to royalty receipts from a licensing agreement of certain non-core intellectual property of $213,000 and $289,000 for the three and nine month periods in 2013, respectively.

The net loss attributable to common stockholders for the third quarter of 2013 was approximately $1.4 million, or $0.02 per share, compared to approximately $986,000, or $0.02 per share, in the comparable quarter of 2012. The net loss attributable to common stockholders for the first nine months of 2013 was $6.2 million, or $0.10 per share, compared to $3.2 million, or $0.06 per share, in the comparable period of 2012. The increased loss reported in the three and nine month periods ended September 30, 2013 was primarily related to the reduction in contract and grant income, offset by increases in revenues from sales of devices and disposables.

Cash on hand at September 30, 2013, was approximately $400,000, as compared to approximately $1.0 million at December 31, 2012. Net Inventory on hand at the end of the quarter was $810,000. Subsequent to the quarter end, the Company received $250,000 in royalties as part of an agreement under which Guided Therapeutics licensed certain of its non-core intellectual property. As a result of its recently completed warrant exchange offer, the Company anticipates receiving up to $1.5 million in connection with the cash exercise of new warrants that will otherwise expire on November 27, 2013, although the Company cannot be assured of the exercise of these warrants. Management believes that the Company’s anticipated future sales, along with continued cost savings in monthly burn and funds on hand should be sufficient to support existing operations through the second quarter of 2014.

“We made solid progress on our international launch in the quarter with LuViva units being rolled out to doctors in more markets,” said Mark L. Faupel, Chief Executive Officer and President of Guided Therapeutics. “We added distributors in France, Mexico, Qatar, Malaysia, Indonesia and Bangladesh, and now have 24 countries covered by distribution agreements. Dealers report more than 300 women have been tested with LuViva in the past few weeks and the response from doctors is very encouraging, with a high number of very positive reports regarding efficacy of the product. As expected, there have been no reports of safety issues associated with the use of the product.”

“With the $3.0 million order from the Turkish Ministry of Health, we have been highly focused on the Ministry’s request to update the user software interface to allow for an enhanced patient information panel to be accessible. These enhancements have now been incorporated in local languages on all devices headed for Europe,” said Dr. Faupel. “The software improvements, along with associated beta testing and debugging, have delayed some shipments. However, the purchase orders remain in effect and we are confident that the devices initially scheduled to ship in the third quarter will start to be shipped in the fourth quarter. Despite the delay, we still anticipate that we can reach breakeven with our international business by the end of 2014.”

“Finally, our regulatory team held a brief update call with FDA during the quarter to help guide us in our response to the agency’s remaining questions. We plan to file our responses before the end of the year, along with a request for a meeting, as recommended by both our regulatory advisors and FDA,” said Dr. Faupel.

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EST on Friday, November 15, 2013, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm. The live call is also available by dialing (888) 428-9480 or for international callers (719) 457-2689 and referencing Conference ID 5092338.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until November 22, 2013 by dialing (877) 870-5176 or for international callers (858) 384-5517, and using pin number 5092338.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent quarterly reports.

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GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
Unaudited Condensed Consolidated Statements of Operations

	FOR THE THREE MONTHS		FOR THE NINE MONTHS
	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,
	2013	2012	2013	2012
REVENUE:
Contract and grant revenue	$86	$693	$474	$2,326

Sales – devices and disposables	58	43	306	72
Cost of goods sold	117	55	394	130
Gross loss	(59)	(12)	(88)	(58)

COSTS AND EXPENSES:
Research and development	596	787	2,243	2,397
Sales and marketing	249	132	608	271
General and administrative	822	732	2,791	2,714
Total	1,667	1,651	5,642	5,382

Operating loss	(1,640)	(970)	(5,256)	(3,114)

OTHER INCOME	213	—	289	—

INTEREST EXPENSE	(11)	(16)	(35)	(52)

LOSS BEFORE INCOME TAXES	(1,438)	(986)	(5,002)	(3,166)

PROVISION FOR INCOME TAXES	—	—	—	—

NET LOSS	(1,438)	(986)	5,002)	(3,166)

PREFERRED STOCK DIVIDENDS	—	—	(1,171)	—

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,438)	$(986)	$(6,173)	$(3,166)

BASIC AND DILUTED NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(0.02)	$(0.02)	$(0.10)	$(0.06)

WEIGHTED AVERAGE SHARES OUTSTANDING	66,261	60,827	65,212	55,810

Selected Balance Sheet Data (Unaudited)

(In thousands)	September 30, 2013	December 31, 2012
Cash & Cash Equivalents	$400	$1,044
Inventory Working Capital	810 (104)	524 (472)
Total Assets	2,931	3,478
Accumulated Deficit	(98,270)	(92,098)
Stockholders’ Equity	522	1,133

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